AMENDED EMPLOYMENT AGREEMENT
                          ----------------------------

                   THIS AMENDED EMPLOYMENTAGREEMENT ("Agreement") is dated as of January 27, 2003, and is effective as of January 22, 2003 ("Effective Date") and is by and between IGT (the "Company"), and Maureen Mullarkey ("Executive").

                   On January 12, 2001, Executive and Company entered into an agreement (the "2001 Agreement" attached hereto as Exhibit "A"). Company desires to amend the 2001 Agreement to set forth new terms and conditions. All terms and conditions in the 2001 Agreement not specifically amended by this Agreement shall remain in full force and effect as set out in the 2001 Agreement.


                   NOW, THEREFORE, in consideration of the premises and the respective undertakings of the Company and Executive set forth below, the Company and Executive agree as follows:

          1. Title. Executive is promoted to the position of Executive Vice President and Chief Financial Officer.

          2. Term. The term of the 2001 Agreement shall be extended for five years from the effective date of this Agreement up to and through January 21, 2008.

          3. Compensation.


                   3.1 Base Salary. Executive's Base Salary shall be increased to Four Hundred Thousand ($400,000) commencing on her anniversary date of January 22, 2003. Base Salary shall be paid in accordance with the Company's normal payroll procedures and policies. Executive will receive minimum annual salary increases of no less than Twenty-five Thousand Dollars ($25,000) during each year of the Term of this Agreement. Nothing in this Agreement shall preclude the Company from increasing Executive's salary in greater amount.

                   3.2. Reimbursements. Executive waves the unclaimed entitlement for reimbursement of up to $30,000 for moving and relocation expenses under the terms of the 2001 Agreement. However, company agrees that it will reimburse Executive up to $30,000 for financial advisory services with the company of her choice over the term of this amendment.

                   3.3 Bonus. Executive will be eligible to participate in the Company's management bonus program, and the bonus calculation shall not exceed 200 percent of the Executive's Base Salary in effect as of the end of the Company's fiscal year upon which the bonus is based. The bonus will be payable based upon goals set by the Chief Executive Officer and consistent with those set for the CEO and COO of the company in consultation with Executive. For each year that a bonus is granted, twenty-five percent of that bonus (25%) shall be accrued, and payment deferred (the "Deferred Bonus") for two years. For example, the Deferred Bonus for year one would be paid in year three, the Deferred Bonus for year two, if any, would be paid in year four and so on, so long as Executive remains with the Company. If Company decides not to continue Executive's

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employment at the end of the Term or pursuant to Paragraph 7.5 of the 2001
Agreement, all Deferred Bonus amounts would be due and payable at that time. Company agrees that it may at any time after consultation with Executive agree in writing to waive such provision should the Chief Executive Officer agree to do so.

                   3.4 Stock Options. Concurrent with the Effective Date of this Agreement, the Company shall grant to Executive an option to purchase 150,000 shares of common stock of the Company, in accordance with the provisions of the Company's 1993 Stock Option Plan (the "Stock Options"). The Stock Options shall vest at a rate of 20 percent per year over a five-year period, and the grant price will be the closing stock price of the Company's common stock on January 22, 2003. Executive shall also be eligible to participate in any other stock option plan commensurate with her position within the Company.


                   IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date set forth in the first paragraph.

IGT

By: /s/ G. Thomas Baker
    --------------------------------------
    G. Thomas Baker
    President, Chief Executive Officer


EXECUTIVE

    /s/ Maureen Mullarkey
    --------------------------------------
    Maureen Mullarkey
    Executive Vice President and
    Chief Financial Officer